                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT


                  AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, dated as of June 30, 1999, is made by and among REGISTER.COM INC., a Delaware corporation (the "Company"), DAN B. LEVINE ("DBL"), PETER A. FORMAN, ("PAF"), RICHARD D. FORMAN, ("RDF"), CAPITAL EXPRESS, L.L.C., a New Jersey limited liability company ("CapEx"), INTERNET WEB BUILDERS, L.L.C., a New Jersey limited liability company ("IWB"), PALISADE PRIVATE PARTNERSHIP, L.P., a Delaware limited partnership ("PPP"), STAPLES, INC., a Delaware corporation ("Staples;" and together with DBL, PAF, RDF, CapEx, IWB and PPP, the "Existing Stockholders"), and the Persons named as purchasers (the "Investors") of the Company's Series A Convertible Preferred Stock, par value $0.0001 per share (the "Series A Preferred Stock"), pursuant to the Series A Convertible Preferred Stock Purchase Agreement, dated as of the date hereof.

                  WHEREAS, the Company and the Existing Stockholders are parties to a Shareholders' Agreement, dated as of January 5, 1998, as amended by Amendment No. 1 to the Shareholders' Agreement dated as of March 25, 1999 and Amendment No. 2 to the Shareholders' Agreement, dated as of May 21, 1999 (as amended, the "Existing Shareholders' Agreement");

                  WHEREAS, in connection with the sale of the Company's Series A Convertible Preferred Stock to the Investors, the Company and the Existing Stockholders desire to amend (and, for ease of reference, restate) the Existing Shareholders' Agreement on the terms and conditions set forth herein; and

                  WHEREAS, it is a condition to sale of the Company's Series A Preferred Stock that the Investors become parties to this Agreement;

                  NOW, THEREFORE, in consideration of the mutual benefits to be derived here from and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

                  1. Defined Terms.

                     (a) For purposes of this Agreement, the following terms shall have the meanings indicated:

                  "Board of Directors" shall mean the board of directors of the Company.

                  "Common Stock" shall mean the Common Stock of the Company, par value $0.0001 per share, as constituted on the date hereof, and any capital stock into which such Common Stock may hereafter be changed, and such term shall also include (unless the context clearly indicates otherwise) (i) capital stock of the Company of any other class or series (regardless of how denominated) issued to the holders of shares of Common Stock upon any reclassification thereof which is also not preferred as to dividends or assets on liquidation over any other class or series of capital stock of the Company and which is not subject to redemption and (ii) shares of common stock of any successor or acquiring corporation or any affiliate thereof which are issued or may be issuable to any Stockholders pursuant to any consolidation, merger, binding share exchange or reorganization to which the Company is a party and in which the Company is not the continuing corporation and which does not give rise to termination of this Agreement pursuant to Section 2.

                  "Competitor" means as of any date of determination any Person or Entity (and any officer, director, partner, member, key employee or beneficial owner of 10% or more of such Entity's voting equity) engaged, or whose business is such that it is reasonably likely that such Person or Entity could within one year as of such date of determination be engaged, in the business of developing, marketing or distributing e-commerce services to create, maintain and/or host web sites, or providing domain name registration services.

                  "DPR" means DBL, PAF and RDF.

                  "Entity" means any corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, other unincorporated business or organization or other Person which is not either a natural person or a governmental authority.

                  "Exempt Sale" means a sale of Shares owned by a Stockholder pursuant to an effective registration statement under the Securities Act.

                  "Family Donee" means, with respect to individual Stockholders,
(i) such Stockholders' parents, spouse, adult lineal descendants and siblings,
(ii) the adult spouses of such siblings, the adult spouses of such lineal descendants and the parents of such spouse, and (iii) trusts for the benefit of any of such individuals or their children.

                  "Outstanding Shares" means, as of any date of determination, all issued shares of Common Stock as of such date, except for such shares then owned or held by or for the account of the Company or any subsidiary thereof, and all shares of Common Stock issuable upon exercise, conversion or exchange of any Rights outstanding as of such date, except for such Rights then owned or held by or for the account of the Company and such Rights that cannot be exercised, converted or exchanged without the occurrence of a specified date or event or the satisfaction or happening of any other condition or contingency, other than the payment of cash or property. "Outstanding Shares" shall not include any shares of Common Stock issuable in payment of any dividend or other distribution which has been declared but not actually paid. In determining the percentage of Outstanding Shares of any Person, the numerator shall be the number of Outstanding Shares beneficially owned by such Person and the denominator shall be the number of Outstanding Shares beneficially owned by all Persons.

                  "Person" means any individual, corporation, limited liability company, general or limited partnership, joint venture, association, joint stock company, trust, unincorporated business or organization, governmental authority or other entity or legal person, whether acting in an individual, fiduciary or other capacity.

                  "Prohibited Party" means any Person who has been convicted of (or pleaded nolo contendere to) a felony or other crime, or who is or has been the subject of any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, involving self-dealing, fraud, embezzlement or acts of moral turpitude.

                  "Public Offering" means an underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale to the public of Common Stock and/or Rights.

                  "Publicly Held Date" means the date on which shares of Common Stock having an aggregate public offering price of not less than $10 million have been effectively registered under the Securities Act and disposed of in accordance with the registration statement or statements covering such shares.

                  "Related Party" means with respect to any Person, any other Person who is a director, officer, partner, manager, member or shareholder of such Person.

                  "Rights" means any options, warrants, convertible or exchangeable securities or other rights, however denominated, to subscribe for, purchase or otherwise acquire Common Stock or other Rights to subscribe for purchase or otherwise acquire Common Stock, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute, and (unless the context otherwise requires) the rules and regulations promulgated thereunder.

                  "Shares" means (i) any Common Stock and any Rights purchased or otherwise acquired by any Stockholder, (ii) any Common Stock or Rights issued or issuable directly or indirectly with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other Common Stock or Rights held by a Stockholder. As to any particular securities constituting Shares, such securities shall cease to be Shares when they have been sold to the public through a Public Offering or other subsequent public sale unless thereafter they are reacquired by a Stockholder.

                  "Stockholder" means each Person who is a party to this Agreement other than the Company, except that such Person shall cease to be a Stockholder as of the time such Person ceases to own any Shares subject to this Agreement.

                     (b) The following additional terms listed below shall have the meanings ascribed thereto in the Section (or other provision hereof) indicated next to such term:

                  Term                                                 Section
                  ----                                                 -------
                  CapEx                                                Preamble

                  Company                                              Preamble

                  DBL                                                  Preamble

                  Existing Shareholder Agreement                       Recitals

                  Existing Stockholders                                Preamble

                  Investors                                            Preamble

                  IWB                                                  Preamble

                  Offer                                                8(a)

                  Offer Notice                                         7(a)

                  Offered Shares                                       7(a)

                  Offeror                                              7(a)

                  Option Period                                        7(d)(i)

                  Other Stockholders                                   7(a)

                  PAF                                                  Preamble

                  Participating Stockholder                            7(d)(i)

                  PPP                                                  Preamble

                  RDF                                                  Preamble

                  Remaining Shares                                     7(b)(ii)

                  Selling Stockholder                                  7(a)

                  Series A Preferred Stock                             Preamble

                  Staples                                              Preamble

                  Stockholder Offer Notice                             7(b)(ii)

                  Stockholder Shares                                   5(a)

                  Transfer                                             5(a)

                  2. Termination of Prior Agreements; Term of Agreement.

                     (a) The Existing Shareholders' Agreement and any and all other shareholder agreements heretofore made or presently in effect between or among the parties hereto, and all amendments thereto, are hereby in all respects canceled, terminated and superseded by this Agreement.

                     (b) This Agreement shall continue from and after the date hereof and will terminate upon the earliest to occur of the following: (i) the sale of all or substantially all of the assets of the Company, (ii) the merger or consolidation of the Company pursuant to which the holders of the voting power of the Company immediately prior to such merger or consolidation are less than 50% of the voting power immediately after such merger or consolidation,
(iii) the liquidation and dissolution of the Company, (iv) the commencement of bankruptcy proceedings or the appointment of a receiver for the Company, or (v) the Publicly-Held Date.

                  3. Legend on Certificates.

                     (a) Each Stockholder agrees to present the certificates representing the Shares presently owned or hereafter acquired by him to the Secretary of the Company and the Company agrees to cause the Secretary to stamp on the certificate in a prominent manner the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT, DATED JUNE 30, 1999, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY SPECIFIED THEREIN, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. THE SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN IS RESTRICTED BY SUCH AGREEMENT AND ANY SUCH SALE, PLEDGE, TRANSFER OR OTHER DISPOSITION MAY BE MADE ONLY UPON COMPLIANCE THEREWITH. SUCH AGREEMENT ALSO CONTAINS PROVISIONS RELATING TO THE EXERCISE OF CERTAIN VOTING AND CONSENT RIGHTS, IF ANY, OF THE HOLDERS OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE."

                     (b) An original copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any Person requesting it.

                  4. Restrictions on Issuance of Stock.

                     (a) From and after the date hereof, the Company shall not issue Shares to any Person, unless such Person shall first execute a written consent to be bound by all of the provisions of, become a party to, and a "Stockholder" under, this Agreement and shall deliver a copy of such consent to the Company and the Stockholders; provided, however, that this Section 4 shall not apply to any Shares issued pursuant to (i) any stock options granted to employees of the Company who are not a party to this Agreement, which stock options are issued pursuant to stock option plans of the Company as may be in effect from time to time, (ii) Rights outstanding as of the date hereof held by Persons who as of the date hereof are not a party to this Agreement, and (iii) a Public Offering or pursuant to Rights issued and sold in a Public Offering.

                     (b) Regardless of whether a written consent is executed and delivered, each Person to which the Company properly issues Shares pursuant to
Section 4(a) or to which a Stockholder properly sells Shares pursuant to Sections 6 or 7, by accepting Stockholder Shares, shall be deemed to be a party to, and a "Stockholder" under, this Agreement and to have accepted and adopted the terms and provisions of this Agreement as if such Person executed and delivered such written instrument. Promptly (but in any case within five days) after a Person becomes a Stockholder, the Company agrees to give (i) to those Persons who are then Stockholders, notice of the name and address of the Person becoming a Stockholder and (ii) to the Person who becomes a Stockholder, a copy of this Agreement and a list of the names and addresses of each Person who is then a Stockholder. The Company agrees not to effect a transfer on its books of any of the Stockholder Shares except in accordance with the foregoing terms.

                  5. Restrictions on Transfer of Shares.

                     (a) No Transfers. No Stockholder shall sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of (collectively, a "Transfer") any Shares or any interest in any Shares, beneficially owned by such Stockholder ("Stockholder Shares") except in compliance with the provisions of this Agreement. Any purported Transfer which is not made in compliance with this Agreement shall be void.

                     (b) No Circumvention. Each Stockholder hereby agrees not to Transfer or attempt to Transfer any Stockholder Shares indirectly in a manner that would be inconsistent with the essential intent of this Agreement. For purposes of this Agreement, any Transfer of an equity interest of an Entity that was formed for the purpose of acquiring Stockholder Shares shall be deemed to be a Transfer of such portion of the Shares, as applicable, owned by such Entity as corresponds to the portion of the equity of such Entity that has been so transferred.

                     (c) Prohibited Transferees. Each Stockholder agrees that, notwithstanding any provision of this Agreement to the contrary, such Stockholder will not Transfer or seek to Transfer any Stockholder Shares to any Prohibited Party or Competitor.

                  6. Permitted Transfers. Any Stockholder may Transfer any Stockholder Shares (i) to a Family Donee of such Stockholder, (ii) to any Related Party of such Stockholder (together with a Family Donee, a "Permitted Transferee"), (iii) to a Person pursuant to an Exempt Sale, or (iv) to another Stockholder (unless such Stockholder, together with his affiliates, Related Parties and Family Donee, would beneficially own more than 50% of the voting power of the voting securities of the Company), in each case without complying with the provisions of Section 7, provided that, in each instance of a Transfer pursuant to clauses (i) and (ii) above, such Permitted Transferee first executes a written consent to be bound by all of the provisions of, become a party to, and a "Stockholder" under, this Agreement and shall deliver a copy of such consent to the Company and the Stockholders.

                  7. Rights of First Refusal and Tag-Along Rights.

                     (a) Bona Fide Offer; Offer Notice. If any Stockholder desires to Transfer any of his Shares, or any interest in such Shares, in any transaction, other than pursuant to Section 6 of this Agreement, pursuant to a bona fide written offer, such Stockholder (the "Selling Stockholder") shall first deliver written notice of his desire to do so (the "Offer Notice") to the Company and each of the other Stockholders (the "Other Stockholders"), in the manner prescribed in Section 11 of this Agreement. The Offer Notice must specify: (i) the name and address of the Selling Stockholder, (ii) the name and address of the party to which the Selling Stockholder proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the "Offeror"),
(iii) the number and description of Shares the Selling Stockholder proposes to sell or otherwise dispose of (the "Offered Shares"), (iv) the proposed amount and form of the consideration per Share to be delivered to the Selling Stockholder for the proposed sale, transfer or disposition, and the conditions of payment, (v) all other material terms and conditions of the proposed transaction, (vi) whether, upon consummation of the proposed sale, transfer or disposition, the Offeror, together with the Offeror's Related Parties, would beneficially own more than 50% of the voting power of the voting securities of the Company, and (vii) that the Offeror has received a copy of this Agreement and has agreed to purchase the Offered Shares in accordance with the terms and conditions hereof. The Selling Stockholder shall include with the Offer Notice copies any agreements or other documents related to the offer by the Offeror.

                     (b) Company's Option to Purchase.

                         (i) Subject to Section 7(d)(i), the Company shall have
the first option to purchase all or any part of the Offered Shares for the consideration per share and on the terms and conditions specified in the Offer Notice. The Company must exercise such option by written notice to the Selling Stockholder, no later than 10 days after such Offer Notice is deemed to have been delivered to it under Section 11 hereof.

                         (ii) In the event the Company does not exercise its
option within such 10-day period with respect to all of the Offered Shares, the Company shall, by the last day of such period, give written notice of that fact to the other Stockholders and the Selling Stockholder (the "Stockholder Offer Notice"). The Stockholder Offer Notice shall specify the number of Offered Shares that the Company elected not to purchase (the "Remaining Shares").

                         (iii) In the event the Company duly exercises its
option to purchase all or part of the Offered Shares, the closing of such purchase shall take place at the offices of the Company on the later of (i) the date five days after the expiration of such 10-day period or (ii) the date that the Other Stockholders consummate their purchase of Remaining Shares under
Section 7(c)(iii) hereof.

                         (iv) To the extent that the consideration proposed to
be paid by the Offeror for the Offered Shares consists of property other than cash or promissory notes, the consideration required to be paid by the Company and/or the Other Stockholders exercising their options under Sections 7(b) and
(c) hereof may consist of cash equal to the value of such property, as determined in good faith by agreement of the Selling Stockholder and the Company and/or the Other Stockholders acquiring such Offered Shares.

                         (v) At the closing of such purchase, the Selling
Stockholder shall only be required to provide representations and warranties that he has title to the Offered Shares, free and clear of any liens, claims or encumbrances, and that he has the power and authority to sell the Offered Shares and to provide indemnities with respect thereto and shall only be required to sign such stock powers and other documents as may reasonably be requested by the Company or the Other Stockholders, as applicable, with respect to the transfer thereof.

                         (vi) Notwithstanding anything to the contrary herein,
neither the Company nor any of the Other Stockholders shall have any right to purchase any of the Offered Shares hereunder unless the Company and/or the Other Stockholders exercise their option or options to purchase all of the Offered Shares.

                     (c) Other Stockholders' Option to Purchase.

                         (i) Subject to Section 7(d)(i), the Other Stockholders
shall have an option, exercisable for a period of 10 days from the date of delivery of the Stockholder Offer Notice, to purchase, on a pro rata basis according to the number of Shares beneficially owned by such Stockholder (calculated on a fully diluted basis), the Remaining Shares for the consideration per share and on the terms and conditions set forth in the Offer Notice. Such option shall be exercised by delivery by such Stockholder of written notice to the Selling Stockholder and the Secretary of the Company. Alternatively, each Stockholder may within the same 10-day period, notify the Selling Stockholder and the Secretary of the Company of its desire to participate in the sale of the Shares on the terms set forth in the Offer Notice, and the number of Shares it wishes to sell.

                         (ii) In the event options to purchase have been
exercised by the Stockholders with respect to some but not all of the Remaining Shares, those Stockholders who have exercised their options within the 10-day period specified in Section 7(c)(i) shall have an additional option, for a period of five days next succeeding the expiration of such 10-day period, to purchase all or any part of the balance of such Remaining Shares on the terms and conditions set forth in the Offer Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Stockholders that choose to exercise the last-mentioned option for a total number of Remaining Shares in excess of the number available, the Remaining Shares available for each such Stockholder's option shall be allocated to such Stockholder pro rata based on the number of Shares beneficially owned by the Stockholders so electing.

                         (iii) If the options to purchase the Remaining Shares
are exercised in full by the Stockholders, the Company shall immediately notify all of the exercising Stockholders of that fact. The closing of the purchase of the Remaining Shares shall take place at the offices of the Company no later than five days after the date of such notice to the Stockholders.

                     (d) Failure to Fully Exercise Options; Tag-Along Right.

                         (i) If the Company and the Other Stockholders do not
exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the "Option Period"), then all options of the Company and the Other Stockholders to purchase the Offered Shares, whether exercised or not, shall terminate; provided, however, that each Stockholder which has, pursuant to Section 7(c)(i), expressed a desire to sell Shares in the transaction (a "Participating Stockholder"), shall be entitled to do so pursuant to this Section 7(d). The Company shall promptly, on expiration of the Option Period, notify the Selling Stockholder of the aggregate number of Shares the Participating Stockholders wish to sell. The Selling Stockholder shall use his commercially reasonable efforts to interest the Offeror in purchasing, in addition to the Offered Shares, the Shares the Participating Stockholders wish to sell. If the Offeror does not wish to purchase all of the Shares made available by the Selling Stockholder and the Participating Stockholders, then each Participating Stockholder and the Selling Stockholder shall be entitled to sell, at the price and on the terms and conditions set forth in the Offer Notice, a portion of the Shares being sold to the Offeror, in the same proportion as such Selling Stockholder or Participating Stockholder's beneficial ownership of Shares bears to the aggregate number of Shares beneficially owned (calculated on a fully diluted basis) by the Selling Stockholder and the Participating Stockholders, it being agreed, however, that (i) any Participating Stockholder shall be entitled to elect to be paid in cash in lieu of receiving any non-cash consideration (the amount of such cash to be determined based on the fair market value by an investment banking firm or, if an investment banking firm is generally not qualified to render such a determination, by an appraisal firm, in either case, of recognized national standing), and (ii) such terms and conditions shall not include the making of any representations and warranties, indemnities or other similar agreements other than representations and warranties with respect to title of the Shares being sold and authority to sell such Shares and indemnities related thereto. The transaction contemplated by the Offer Notice shall be consummated not later than 60 days after the expiration of the Option Period. It shall be a condition to the consummation thereof that the Offeror execute a written consent to be bound by the provisions of, and become a party to, and a "Stockholder" under, this Agreement in form and substance reasonably satisfactory to the Company and deliver an original thereof to the Secretary to the Company.

                         (ii) If the Participating Stockholders do not elect to
sell the full number of Shares which they are entitled to sell pursuant to
Section 7(d)(i), the Selling Stockholder shall be entitled to sell to the Offeror, according to the terms set forth in the Offer Notice, that number of his own Shares which equals the difference between the number of Shares desired to be purchased by the Offeror and the number of Shares the Participating Stockholders are entitled to sell pursuant to Section 7(d). If the Selling Stockholder wishes to Transfer any such Shares at a price per Share which differs from that set forth in the Offer Notice, upon terms different from those previously offered to the Company and the Stockholders, or more than 60 days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares must first be offered to the Company and the Stockholders on the same terms and conditions as given the Offeror, and in accordance with the procedures and time periods set forth above.

                         (iii) The proceeds of any sale made by the Selling
Stockholder without compliance with the provisions of this Section 7(d) shall be deemed to be held in constructive trust in such amount as would have been due the Participating Stockholders if the Selling Stockholder had complied with this Agreement.

                  8. Drag-Along.

                     (a) Notwithstanding anything to the contrary contained in this Agreement, if at any time the Company or DPR receives a bona fide offer that DPR desires to accept (an "Offer") from a third party (i.e., a Person other than a Related Party or Family Donee of DPR), to purchase, in a single or a series of related arms' length transactions (the "Sale"), all or any part of the outstanding shares of Common Stock (the "Subject Shares"), then, if requested by DPR, each other Stockholder shall sell his shares of Common Stock in such transaction, on the same terms and conditions, and for the same consideration, as set forth in such Offer and in the same proportion as DPR's beneficial ownership of the shares of Common Stock (calculated on a fully diluted basis) to be sold in such sale bears to the aggregate number of shares of Common Stock beneficially owned by DPR (calculated on a fully diluted basis). DPR shall give each Stockholder written notice (the "Sale Notice"), in the manner prescribed by
Section 11 of this Agreement, of any such Offer at least twenty (20) days prior to the date on which such transaction shall be consummated, including the terms and conditions thereof, and each shall have the obligation to sell its proportionate amount of shares of Common Stock in accordance with the instruction set forth in the Sale Notice.

                     (b) Following receipt of the Sale Notice, each such Stockholder shall vote for, consent to and raise no objections to, nor bring a claim against any of DPR, any of their Related Parties, the Company, its affiliates or any of their respective officers, directors or stockholders or contest or seek to enjoin the Sale, or seek appraisal, dissenter or other similar such rights. Without limiting the generality of the foregoing, if such Sale is structured as: (i) a merger or consolidation, each other Stockholder shall waive any dissenter rights, appraisal rights or similar rights in connection with such merger or consolidation; or (ii) a sale of securities, each other Stockholder shall (A) agree to sell the proportionate amount of their shares of Common Stock on the terms and conditions of a Sale approved in accordance with Section 8(c) and (B) only be required to provide representations and warranties that he has title to the shares of Common Stock owned by him and subject to the Sale, free and clear of any liens, claims or encumbrances, and that he has the power and authority to sell such shares of Common Stock, and only be required to sign such stock powers and other documents as may reasonably be requested by DPR and/or the Company or the purchaser, as applicable, with respect to the transfer thereof. The Company may, at its option, deposit the consideration payable for the shares of Common Stock with depository designated by it and thereafter each share of Common Stock certificate shall represent only the right to receive the consideration payable in the transaction. The Stockholders shall take such other necessary or desirable actions in connection with the consummation or such Sale as reasonably requested by DPR or the Company.

                     (c) The rights granted to DPR under this Section 8 shall apply only to a Sale that is approved by the holders of a majority of the Common Stock. For purposes of this Section 8, if the holder of a majority of the shares of Common Stock constituting the shares of Common Stock beneficially owned by DPR agree to take any action hereunder, each of the Stockholders constituting DPR shall be bound thereby and shall be deemed to have agreed to such action, provided each of them was first consulted with respect thereto.

                     (d) Staples shall not be bound by the provisions of Section 8(a) and (b) for (i) so long as Staples owns greater than five percent (5%) of the outstanding Shares (calculated on a fully diluted basis) and (ii) in the event that the per share purchase price of the Common Stock pursuant to the Offer is less than $12.00 (as adjusted for stock splits, dividends, recapitalizations or similar events).

                  9. Voting Agreements.

                     (a) Designation of Directors. Each of the Stockholders severally covenants and agrees that, such Stockholder shall vote all shares of the voting stock owned or controlled by each Stockholder, as of the record date of any action of the stockholders of the Company, whether by consent or at a meeting, at which members of the Board of Directors are to be elected or to establish the number of directors of the Company, in favor of a Board of Directors comprised of seven directors on the terms and conditions set forth in this Section 9 as follows:

                         (i) Three (3) directors of the Company designated by
DPR for so long as DBL, PAF and RDF continue to beneficially own, in the aggregate, at least 7.5% of the Outstanding Shares; provided, however, that, (A) for so long as the Investors have a right to designate a director pursuant to
Section 9(a)(v), one of the directors for which DPR has the right to designate shall be an industry representative designated by DPR, (B) as to the identity of an industry representative, DPR shall consult and cooperate with the Investors holding a majority of the issued and outstanding shares of Series A Preferred Stock, provided, however, that the selection of such designee shall be made by DPR, and (c) the obligation to consult and cooperate with such Investors shall exist for so long as the issued and outstanding shares of Series A Preferred Stock represent at least 6% of the Outstanding Shares. Upon the initial designation by DPR of such industry representative, one of the directors for which DPR has the right to designate, selected by DPR in its sole discretion, shall resign and the vacancy created thereby shall be filled by such industry representative pursuant to section 9(c).

                         (ii) One (1) director of the Company designated by
CapEx for so long as CapEx continues to beneficially own at least 5% of the Outstanding Shares;

                         (iii) One (1) director of the Company designated by IWB
for so long as IWB continues to beneficially own at least 5% of the Outstanding Shares;

                         (iv) One (1) director of the Company designated by PPP
for so long as PPP continues to beneficially own at least 5% of the Outstanding Shares; and

                         (v) One (1) director of the Company designated by the
Investors holding at least 50% of the issued and outstanding shares of Series A Preferred Stock for so long as the issued and outstanding shares of Series A Preferred Stock represent at least 6% of the Outstanding Shares; provided, however, that such director shall be subject to RDF's approval.

                     (b) Term of Appointment. Subject to the earlier death, resignation or removal of any director designated hereunder, each director elected or appointed at any time as provided herein shall serve until the next annual meeting of the Company's stockholders and his or her successor shall have been elected as provided herein.

                     (c) Filling of Vacancy without Forfeiture. In the event of any vacancy in the position of any director occurring for any reason, the Stockholder (DPR, in the case of directors designated by DPR pursuant to Section 9(a)(i), subject to the provisos in the first sentence of Section 9(a)(i); or the holders of at least 50% of the issued and outstanding shares of the Series A Preferred Stock in the case of the director designated by such holders pursuant to Section 9(a)(v), subject to the proviso in Section 9(a)(v), provided, however, that, for so long as Sandler owns any shares of Series A Preferred Stock, Sandler, with the consent of the holders of at least 50% of the issued and outstanding shares of the Series A Preferred Stock, which consent shall not be unreasonably withheld or delayed) who originally designated the director whose position became vacant shall designate a successor to the other Stockholders. All Stockholders shall use their commercially reasonable efforts to cause the Board of Directors to appoint such designated successsor and will vote all of their shares of voting stock in favor of the election of such designated successor. If necessary, the Stockholder (or Stockholders, as aforesaid) who originally designated the director whose position became vacant shall have the right to request the Board of Directors to call a special meeting of stockholders, to be held as soon as practicable after the occurrence of the vacancy. Without limiting the generality of the foregoing, in the event that, at any time, any of DPR, CapEx, IWB, PPP or the holders of at least 50% of the issued and outstanding shares of the Series A Preferred Stock (collectively, the "Replacing Stockholders"; each, a "Replacing Stockholder") determines to replace or remove any or all of their respective designees to the Board of Directors of the Company, the Replacing Stockholder(s) shall, as promptly as practicable, provide written notice of such replacement or removal to each Stockholder as then set forth in the Company's records. Following the giving of such notice, each of the Stockholders severally agrees to vote all of the voting Shares owned or controlled by such Stockholder for such replacement or removal and for the replacement designee designated by the Replacing Stockholder in accordance with the terms of this Section 9. Failure by a Replacing Stockholder to provide the removal notice described above shall not prejudice the Replacing Stockholder's right to replace removed directors with new designees of their choosing provided; however, that the other members of the Board of Directors may treat such Replacing Stockholder's former designee as a director and take all actions with such former designee until such notice is received. The Company hereby agrees to use its best efforts to cause such designated candidates and replacements to be elected to the Board of Directors of the Company.

                     (d) Filling a Vacancy upon Forefeiture. In the event any of DPR, CapEx, IWB, PPP or at least 50% of the issued and outstanding shares of the Series A Preferred Stock (each, a "Forfeiting Investor") forfeits the right to designate one or more directors, as applicable (each such forfeiture event, a "Forfeiture Date"), such director or directors, as designated by the Forfeiting Investor (if applicable), shall be deemed to have resigned from the Board of Directors of the Company as of the Forfeiture Date. Any vacancy created as a result of any such resignation shall be filled by an individual designated by the remaining members of the Board of Directors.

                     (e) Initial Designated Directors. The parties hereto agree that as of the date hereof, the Board of Directors of the Company shall consist of seven directors as set forth on Schedule I.

                     (f) Board Observer Rights. At any time prior to the Publicly-Held Date, the Company shall invite a representative of PPP to attend all meetings of its Board of Directors in a nonvoting-observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials it provides to its directors; provided, however, that such representative shall agree to execute a confidentiality agreement in favor of, and satisfactory, the Company and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel.

                  10. Other Restrictions.

                  For so long as Staples owns Shares, the Company agrees that it shall not agree to sell the Company by a merger or consolidation, or by a sale of all or substantially all of the assets of the Company without the prior written consent of Staples unless the consideration for such merger, consolidation or sale of all or substantially all of the assets of the Company is equal to a per share valuation of Common Stock of at least $12.00 (as adjusted for stock splits, dividends, recapitalizations or similar events).

                  11. Notices.

                  All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telecopier, or air courier guaranteeing overnight delivery:

                         (a) if to a Stockholder initially at its address set
forth on the signature page hereof and thereafter at such other address, notice of which is given by such holder to the Company in accordance with the provisions of this Section 11; and

                         (b) if to the Company, initially at its address set
forth on the signature page hereof and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 11, with a copy to Loeb & Loeb LLP, 345 Park Avenue, New York, New York, Attention: David
S. Schaefer, Esq.

                  All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered during regular business hours on a business day (otherwise, on the next business day); when received if deposited in the mail, postage prepaid, if mailed; when receipt of confirmation of delivery occurs, if telecopied during regular business hours on a business day (otherwise, on the next business day); and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

                  12. Specific Performance.

                  Due to the fact that the Shares cannot be readily purchased or sold in the open market, and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. In the event of a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any of the parties hereto, the other parties shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

                  13. Jurisdiction; Venue.

                  Each of the Company and each Stockholder irrevocably (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought in the State or Federal courts located in The City of New York, County of New York; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (iii) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any of such court; and (iv) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process, including, without limitation, by the mailing of copies thereof by registered or certified mail, postage pre-paid, to the other party at its address set forth in Section 11 hereof, such service to become effective five (5) business days after such mailing.

                  14. Miscellaneous.

                         (a) This writing constitutes the entire agreement of
the parties with respect to the subject matter hereof and no provision may be modified, amended, terminated or waived except by a writing signed by the holders of not less than 51% of the outstanding Stockholder Shares (determined on a fully diluted basis) subject to this Agreement; provided, however, that the addition of any Stockholder to this Agreement shall not be deemed an amendment hereof; provided, further, however, that no such writing shall be effective against (i) any of DPR with respect to their respective rights under Sections 8 and 9 unless signed by them, (ii) CapEx with respect to its rights under Section 9 unless signed by it, (iii) IWB with respect to its rights under Section 9 unless signed by it, (iv) PPP with respect to its rights under Section 9 unless signed by it, (v) Staples with respect to its rights under Sections 8(d) and 10 unless signed by it, and (vi) the Investors with respect to their rights under
Section 9 unless signed by the holders of a majority of the outstanding shares of Series A Preferred Stock; provided, further, however that the consent of a party shall not be required for any amendment, modification or termination of, or waiver under, any provision of this Agreement if such party is not adversely affected thereby.

                         (b) No action taken pursuant to this Agreement,
including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any agreements, covenants, obligations or commitments contained herein or made pursuant hereto. The waiver by any party of a breach or beneficiary of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party or beneficiary to exercise any right, privilege or remedy hereunder shall be deemed a waiver of such party's or beneficiary's rights, privileges or remedies hereunder or shall be deemed a waiver of such party's or beneficiary's rights to exercise the same at any subsequent time or times hereunder.

                         (c) If any provision of this Agreement shall be held
invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

                         (d) Except as expressly provided in this Agreement,
nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give any Person (including creditors, stockholders and affiliates of the Company) other than the parties hereto and the Persons who from time to time are Stockholders any remedy or claim under or by reason of this Agreement or any term, covenant or condition hereof, all of which shall be for the sole and exclusive benefit of the parties and such Persons who from time to time are Stockholders. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Company and the Persons who from time to time are Stockholders and the respective successors and permitted assigns of the corporate parties hereto and, unless otherwise provided herein, the respective assigns, heirs, and personal representatives of the individual parties hereto. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the specific subject matter hereof.

                         (e) The section headings contained herein are for the
purposes of convenience only and are not intended to define or limit the contents of said sections.

                         (f) Whenever the pronouns "he", or "his" are used
herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.

                         (g) This Agreement may be executed in two or more
counterparts, all of which taken together shall be deemed one original.

                         (h) This Agreement shall be deemed to be a contract
under the laws of the State of New York and for all purposes shall be construed and enforced in accordance with the internal laws of said state without regard to the principles of conflicts of law.

                         (i) The number of Shares subject to the provisions of
this Agreement and all references herein to numbers of Shares and purchase prices per share shall be appropriately adjusted in the case of any subdivision or combination of the outstanding Shares into a greater or smaller number of Shares, recapitalization, reorganization, reclassification of shares, stock dividend, or like event.

                         (j) No Stockholder of the Company shall be entitled to
employment with the Company by virtue of his or its ownership of any Shares.

                         (k) Each party hereto will execute and deliver all such
further documents and instruments (including consents of stockholders and/or directors) and will do all such further acts and things (including casting any required stockholder votes, and approving any required amendments to the Company's Certificate of Incorporation and/or By-Laws) as any other party hereto shall reasonably request to give full effect to the purposes and intent of this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                                 REGISTER.COM INC.


                                                 By:___________________________
                                                    Name:
                                                    Title:
                                                    575 Eighth Avenue
                                                    11th Floor
                                                    New York, NY  10018
                                                    Facsimile:  212-627-6477

                                  Stockholders:


                                  ___________________________________
                                  Dan B. Levine
                                  P.O. Box 292
                                  Old Westbury, New York  11564
                                  Facsimile:  516-626-7869

                                  ___________________________________
                                  Peter A. Forman
                                  201 Water Street
                                  Brooklyn, NY
                                  Facsimile:  718-596-3959

                                  ___________________________________
                                  Richard D. Forman
                                  c/o Register.com, Inc.
                                  575 Eighth Avenue
                                  11th Floor
                                  New York, NY  10018
                                  Facsimile:  212-627-6477

                                  CAPITAL EXPRESS, L.L.C.


                                  By:__________________________________________
                                     Name:  Niles H Cohen
                                     Title:  Managing Member
                                     100 Plaza Drive
                                     Secaucus, New Jersey  07094
                                     Facsimile:  201-583-3634

                                  INTERNET WEB BUILDERS, LLC


                                  By:__________________________________________
                                     Name:  Zachary Prensky
                                     Title:  Managing Member
                                     28-10 High Street Fairlawn
                                     New Jersey  07410
                                     Facsimile:  212-280-4035

                                  PALISADE PRIVATE PARTNERSHIP, L.P.


                                  By:__________________________________________
                                     Name:
                                     Title:
                                     One Bridge Plaza
                                     Fort Lee, New Jersey  07024
                                     Facsimile: (201) 585-9798

                                  STAPLES, INC.


                                  By:__________________________________________
                                     Name:
                                     Title:
                                     500 Staples Drive
                                     Framingham, Massachusetts  01702
                                     Facsimile: (508) 370-7805

                       SANDLER CAPITAL IV PARTNERS, L.P.

                       By: Sandler Investment Partners, L.P., a General Partner
                       By: Sandler Capital Management, a General Partner
                       By: MJDM Corp., General Partner



                       By:____________________________________
                          Edward Grinacoff
                          President
                          767 Fifth Avenue
                          45th Floor
                          New York, NY  10153
                          Facsimile:

                                  SANDLER CAPITAL MANAGEMENT
                                  By:  MJDM Corp., General Partner



                                  By:________________________________
                                     Edward Grinacoff
                                     President
                                     767 Fifth Avenue
                                     45th Floor
                                     New York, NY  10153
                                     Facsimile:

                       SANDLER CAPITAL IV FTE PARTNERS , L.P.

                       By: Sandler Investment Partners, L.P., a General Partner
                       By: Sandler Capital Management, a General Partner
                       By: MJDM Corp., General Partner



                       By:___________________________________
                          Edward Grinacoff
                          President
                          767 Fifth Avenue
                          45th Floor
                          New York, NY  10153
                          Facsimile:

                                  BESSEMER VENTURE PARTNERS IV L.P.

                                  By: Deer IV & Co., LLC, General Partner

                                  By:______________________________________
                                     Robert H. Buescher
                                     Manager
                                     1400 Old Country Road
                                     Suite 401
                                     Westbury, NY  11590
                                     Facsimile: (516) 997-2371

                                  BESSEC VENTURES IV L.P.

                                  By: Deer IV & Co. LLC, General Partner


                                  By:_____________________________________
                                     Robert H. Buescher
                                     Manager
                                     630 Fifth Avenue
                                     37th Floor
                                     New York, NY  11590
                                     Facsimile: (212) 265-5826

                                  HIKARI TSUSHIN, INC.


                                  By:____________________________________
                                     Name:
                                     Title:
                                     Address:

                                     Facsimile:

                                  CONCENTRIC NETWORK CORPORATION


                                  By:___________________________________
                                     Name:
                                     Title:
                                     1400 Parkmoor Avenue
                                     San Jose, CA  95126
                                     Facsimile: (408) 817-2810

                                  BAYVIEW INVESTORS LTD.


                                  By:__________________________________
                                     Name:
                                     Title:
                                     555 California Street, 2600
                                     San Francisco, CA  94104
                                     Facsimile: (415) 676-2977

                                   Schedule I
                                   ----------

                                Initial Directors


                  DPR:              Richard D. Forman
                                    Peter A. Forman
                                    Dan Levine



                  CapEx:            Niles H Cohen


                  IWB:              Zachary Prensky


                  PPP:              Mark Hoffman


                  Investors:        Samantha McCuen